Exhibit 4.1

EIGHTH AMENDMENT TO LOAN AGREEMENT

This EIGHTH AMENDMENT TO LOAN AGREEMENT (this “Eighth Amendment”), dated and effective as of July 17, 2023 (the “Eighth Amendment Effective Date”), is made by and among LUMIRADX INVESTMENT LIMITED, a private company with limited liability incorporated under the laws of England and Wales with company number 10260187 (as “Borrower” and a Credit Party), BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (as the “Collateral Agent”), BPCR LIMITED PARTNERSHIP, a limited partnership established under the laws of England and Wales with registration number LP020944 (“BPCR”) and BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (“BioPharma Credit” and together with BPCR, the “Lenders” and each a “Lender”).

Recitals

A. The Collateral Agent, the Lenders, the Borrower, the Parent and the other Credit Parties thereunder have entered into that certain Loan Agreement, dated as of March 23, 2021 (as amended pursuant to the First Amendment to Loan Agreement dated March 28, 2022, the Second Amendment to Loan Agreement dated June 17, 2022, the Third Amendment to Loan Agreement dated July 18, 2022 ,the Fourth Amendment and Waiver dated February 22, 2023, the Fifth Amendment to Loan Agreement dated as of March 1, 2023, the Sixth Amendment to Loan Agreement dated as of June 7, 2023 and the Seventh Amendment to the Loan Agreement dated as of June 30, 2023 (the “Loan Agreement”).

B. In accordance with Section 11.5 of the Loan Agreement, Borrower (acting for its own behalf and on behalf of the other Credit Parties), Collateral Agent and Lenders desire to amend the Loan Agreement to modify certain terms and conditions relating to the Term Loans, in each case on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. All capitalized terms used in this Eighth Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement. The rules of interpretation set forth in the first paragraph of Section 13.1 of the Loan Agreement shall be applicable to this Eighth Amendment and are incorporated herein by this reference.
2.
Amendments to Loan Agreement with Immediate Effect. With immediate effect from and as of the Eighth Amendment Effective Date, the Loan Agreement shall be amended by:
a.
amending the proviso at the end of Section 6.15 (Minimum Liquidity) of the Loan Agreement as follows:

“…; provided, further, that the testing of consolidated Liquidity of Issuer and its Subsidiaries for purposes of this Section 6.15 for each of the June 30, 2023 and July 15th, 2023 testing dates shall occur on July 20, 2023 (by reference to a confirmation of consolidated Liquidity of Issuer and its Subsidiaries provided to the Collateral Agent on July 20, 2023), after which, all subsequent tests of consolidated Liquidity of Issuer and its Subsidiaries for purposes of this Section 6.15 shall occur on both the 15th day and last day of each calendar month as described above.”

b.
amending the sentence at the end of Section 6.16 (Minimum Net Sales) of the Loan Agreement as follows:

“Notwithstanding the foregoing and further to clause (b) of this Section 6.16, solely with respect to the fiscal quarter ending June 30, 2023, trailing twelve-month Net Sales of Issuer and its Subsidiaries shall be tested on July 20, 2023 for purposes of this Section 6.16. For the avoidance of doubt, with respect to each subsequent fiscal quarter, trailing twelve-month Net Sales of Issuer and its Subsidiaries shall be tested quarterly at the end of such fiscal quarter in accordance with this Section 6.16.”

3.
Representations and Warranties; Reaffirmation.
a.
Borrower hereby represents and warrants to each Lender and the Collateral Agent as follows:
i.
Borrower has all requisite power and authority to enter into this Eighth Amendment and to carry out the transactions contemplated hereby.
ii.
This Eighth Amendment has been duly executed and delivered by Borrower and, subject to the Legal Reservations, is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms.
iii.
The execution, delivery and performance by Borrower of this Eighth Amendment have been duly authorized and do not and will not: (A) contravene the terms of such Person’s Operating Documents; (B) violate any Requirements of Law, except to the extent that such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (C) conflict with or result in any breach or contravention of, or require any payment to be made under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or affecting such Person or the assets or properties of such Person or any of its Subsidiaries or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Person or any of its properties or assets are subject, except to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (D) require any Governmental Approval, or other action by, or notice to, or filing with, any Governmental Authority (except such Governmental Approvals or other actions, notices and filings which have been duly obtained, taken, given or made on or before the Eighth Amendment Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (E) require any approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Person other than a Governmental Authority, including such Person’s stockholders, members or partners, (except such approvals, consents, exemptions, authorizations, actions, notices and filings which have been or will be duly obtained, taken, given or made on or before the Eighth Amendment Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; or (F) constitute a material breach of or a material default under (which such default has not been cured or waived) or an event of default (or the equivalent thereof, however described) under, or could reasonably be expected to give rise to the cancellation, termination or invalidation of or the acceleration of such Person’s or any Subsidiary’s obligations under, any Material Contract.
b.
Both before and immediately after giving effect to this Eighth Amendment, no Event of Default or Default has occurred.
c.
Borrower, on its own behalf and on behalf of each other Credit Party, hereby ratifies, confirms, reaffirms, and acknowledges its and each of their obligations under the Loan Documents to which it or any of them is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Eighth Amendment, except as expressly provided herein. By executing this Eighth Amendment, Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Eighth Amendment.
4.
References to and Effect on Loan Agreement. Except as specifically set forth herein, the execution, delivery and effectiveness of this Eighth Amendment shall not, directly or indirectly, (i) constitute a consent or waiver of any past, present or future breaches, violations or defaults of or under any provisions of the Loan Agreement nor constitute a novation of any of the Obligations under the Loan Agreement, (ii) amend, modify or operate as a waiver of any provision of the Loan Agreement or any right, power or remedy of any Lender or the Collateral Agent, (iii) constitute a course of dealing or other basis for altering the Loan Agreement or any other Loan Document or (iv) in any way affect any of the provisions of the Loan Agreement, which shall remain in full force and effect and is hereby ratified and confirmed in all respects. On and after the Eighth Amendment Effective Date, all references in the Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Loan Agreement as amended by this Eighth Amendment. Except as specifically set forth herein, each of the Lenders and the Collateral Agent reserves all of its rights, powers, and remedies under the Loan Documents and Requirements of Law.
5.
Successors and Assigns. This Eighth Amendment binds and is for the benefit of Borrower, Parent, Issuer, the other Credit Parties, Lenders and Collateral Agent and each of their respective successors and permitted assigns.
6.
Governing Law; Venue; Jury Trial Waiver. THIS AMENDMENT AND WAIVER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The provisions of Section 10 (Choice of law, Venue and Jury Trial Waiver Etc.) of the Loan Agreement shall apply hereto as if more fully set forth herein as if references therein to “this Agreement” were references to this Eighth Amendment.
7.
Counterparts. This Eighth Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Eighth Amendment. Delivery of an executed counterpart of this Eighth Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Eighth Amendment.
8.
Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Eighth Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the undersigned hereto have caused this Eighth Amendment to be executed as of the date first written above by each of their officers thereunto duly authorized.

LUMIRADX INVESTMENT LIMITED,

as Borrower and a Credit Party on its own behalf

and on behalf of each other Credit Party

By: /s/ Veronique Ameye

Name: Veronique Ameye

Title: Director

BIOPHARMA CREDIT PLC,
as Collateral Agent

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By: /s/ Pedro Gonzalez de Cosio
Name: Pedro Gonzalez de Cosio

Title: Managing Member

BPCR LIMITED PARTNERSHIP,

as a Lender

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By: /s/ Pedro Gonzalez de Cosio
Name: Pedro Gonzalez de Cosio
Title: Managing Member

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP,
as Lender

By: BioPharma Credit Investments V GP LLC,

its general partner

By: Pharmakon Advisors, LP,

its Investment Manager

By: /s/ Pedro Gonzalez de Cosio

Name: Pedro Gonzalez de Cosio

Title: CEO and Managing Member